Exhibit 99.1

FOR IMMEDIATE RELEASE: November 14, 2011

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Months Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2011.

Net revenues for the third quarter of 2011 were $97.7 million compared to $88.9 million for the third quarter of the previous year. Net income for the third quarter of 2011 was $533 thousand compared to a loss of $763 thousand for the same quarter of the previous year.

Net revenues for the nine-month period ended September 30, 2011 were $288.8 million compared to $267.5 million for the nine-month period ended September 30, 2010. Net loss for the nine-month period ended September 30, 2011 was $5.6 million compared to net income of $2.4 million for the same period of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its third quarter and nine-month 2011 operating results. The conference call will be held at 11:00 a.m. Eastern Time on Tuesday, November 15, 2011, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Tuesday, November 15, 2011, at 11:00 a.m. Eastern Time, please dial 800-952-6845 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Tuesday, November 15, 2011, at 2:00 p.m. Eastern Time. To access the replay, please dial 800-408-3053 and reference the confirmation code 6785251. The replay will continue until midnight Eastern Time, Tuesday, November 22, 2011.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 21 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

(more)

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Total revenues	$107,170	$98,010	$316,802	$294,681
Promotional allowances	(9,451)	(9,070)	(28,045)	(27,203)

Net revenues	97,719	88,940	288,757	267,478
Costs and expenses	90,745	82,885	274,636	244,921

Operating income	6,974	6,055	14,121	22,557
Interest expense, net	(6,441)	(6,810)	(19,710)	(20,158)

Net income (loss)	533	(755)	(5,589)	2,399
Net income of subsidiary attributable to the noncontrolling interest	—	(8)	—	(5)

Net income (loss) attributable to Jacobs Entertainment, Inc.	$533	($763)	($5,589)	$2,394

SELECTED BALANCE SHEET DATA

	September 30, 2011	December 31, 2010

Total assets	$335,525	$347,639
Total liabilities	$319,223	$330,315
Stockholder’s equity	$16,302	$17,324

(more)

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss) as reported above	$533	$(755)	$(5,589)	$2,399
Add:
Interest expense, net	6,441	6,810	19,710	20,158
Depreciation and amortization	5,033	5,597	16,267	16,764

EBITDA	$12,007	$11,652	$30,388	$39,321
Unrealized loss (gain) on change in fair value of investment in equity securities	919	(90)	106	(350)
Impairment of long-lived assets	—	—	10,065	—
Goodwill impairment	—	836	—	836
Costs incurred for 2010 Credit Agreement Amendment	—	—	—	482

ADJUSTED EBITDA	$12,926	$12,398	$40,559	$40,289

###

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com